EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

                                                                                   Nine Months Ended
                                                                                   -----------------
                                                                       September 30, 2000    September 30, 2000
                                                                                      (Unaudited)

Net income (loss), as reported                                             $    27,440           $   (47,044)

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                          $      --             $   (56,250)

Interest on Series B, C, D and F convertible preferred stock               $  (234,630)          $  (315,250)
                                                                           -----------           -----------

Total preferred stock preference item                                      $  (234,630)          $  (371,500)

Net loss attributable to common stockholders                               $  (207,190)          $  (418,544)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                           4,480,563             2,600,596
                                                                           -----------           -----------

Weighted average shares outstanding                                          4,480,563             2,600,596
                                                                           ===========           ===========

Net loss per share                                                         $     (0.05)          $     (0.16)
                                                                           ===========           ===========